Exhibit 10.1

WAIVER/SETTLEMENT AGREEMENT

This Waiver/Settlement Agreement (this “Agreement”) is made effective as of May 4, 2006 (the “Effective Date”), by and between Southridge Partners, LP, a Delaware limited partnership (“Lender”), and China Mobility Solutions, Inc., a Florida corporation (the “Borrower”).

RECITALS

A. Borrower and Lender entered into that certain Debenture Purchase and Warrant Agreement, dated June 30, 2005 (the “Purchase Agreement”), whereby Borrower issued and delivered to Lender that certain Senior Convertible Debenture, dated August 15, 2005, in the original principal amount of $500,000 (“Debenture”). Contemporaneously therewith Borrower and Lender entered into that certain Registration Rights Agreement (the “Registration Agreement?, whereby Borrower agreed to file a registration statement with the Securities and Exchange Commission, to register the shares of Borrower’s common stock issuable upon conversion of the Debenture.

B. The Purchase Agreement, the Debenture, the Registration Agreement and all other related agreements or instruments evidencing or securing the foregoing are hereinafter sometimes collectively referred to as the “Loan Documents.”

C. On January 17, 2006, Lender sent a default notice (“Notice”) received by Borrower on January 18, 2006 (a copy of which is attached hereto as Exhibit A) based on the filing of an S-8 Registration Statement (as more particularly described in the notice and hereinafter referred to as the “S-8 Default”), accelerated the principal and interest due under the Loan Documents and made a demand on the amounts due and owing thereunder.

D. By letter agreement dated April 24, 2006 (“Letter Agreement”), the Lender agreed to withdraw the Notice conditioned upon the parties’ entry into this definitive agreement.

NOW, THEREFORE, in consideration of the mutual duties and obligations herein, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT:

1. Acknowledgments by Borrower. Borrower hereby acknowledges the following:

(a) The recitals set forth in paragraphs A through D above are true and correct;

(b) While Borrower disputes that the S-8 Default specified in the Notice existed and continue to exist under the Debenture and other Loan Documents, by entering into this Agreement (or otherwise), Lender hereby waives the S-8 Default set forth in the Notice concerning the Borrower’s previous filing of a Form S-8 Registration Statement prior to the effectiveness of registration of the Borrower’s securities held by Lender; however, Lender is not waiving and has not waived in any respect its rights and remedies with respect to any other matter, including but not limited to all liabilities and obligations on the part of Borrower under the Loan Documents, or any defaults relating to the filing of a Form S-8 Registration Statement by Borrower after the date hereof;

(c) That on and as of May 1, 2006, (i) Borrower was indebted to Lender for the following amounts (collectively, the “Indebtedness”): (A) principal under the Debenture in the amount of $500,000.00, (B) interest under the Debenture in the amount of $10,156.25, and (C) zero late registration fees under the Registration Agreement; (ii) all such amounts remain outstanding and unpaid; and (iii) all such amounts remain due and payable in full, without offset, deduction or counterclaim of any kind or character whatsoever, in accordance with the terms of the Loan Documents;

(d) That the Debenture and all other liabilities and obligations of Borrower to Lender under the Loan Documents shall, except as expressly modified hereby, remain in full force and effect, and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Agreement or by the agreements and undertakings of the parties contained herein.

2. Additional Payments. Borrower shall continue to make monthly interest payments to Lender at the non-default rate set forth in the Debenture. Borrower has paid all liquidated damages to Lender pursuant to the terms of the Registration Agreement through April 15, 2006 and shall continue to accrue and pay such liquidated damages.

S-8 Registration Statement / SB-2 Registration Statement. Borrower further agrees that it shall not file any additional S-8 Registration Statements prior to 45-days after the Registration Statement relating to the Lender’s securities is declared effective. Borrower further agrees to file the Form SB-2 registration statement, as amended, (file #333-128323) registering the Lender’s securities as soon as possible but no later than May 8, 2006.

3. Amended Securities. In consideration of Lender entering into this Agreement, Borrower has agreed to amend the following securities:

Debentures
The initial conversion price of the Debenture of $.35 per share shall be reduced to $.30 per share upon execution of this Agreement, and subject to further adjustment as set forth in Section 8 of the Debentures.

Warrants
The initial exercise price of a Class A Warrant equal to 125% of the Conversion Price of the Debenture shall be reduced from $.44 per share to $.38 per share.

The initial exercise price of Class B Warrant equal to 150% of the Conversion Price of the Debenture shall be reduced from $.52 per share to $.45 per share.

The redemption trigger price of a Class A and Class B Warrant equal to 175% of the respective exercise prices of $.38 and $.45 per share, shall be adjusted to $.67 and $.79, respectively.

Debenture Purchase and Warrant Agreement
Pursuant to the terms of the Debenture Purchase and Warrant Agreement each Unit consisted of $25,000 principal amount of Debentures and a number of Warrant Shares issuable upon exercise of both the Class A Warrants and the Class B Warrants determined by dividing the purchase price per Unit of $25,000 by the Conversion Price of the Debentures.

Pursuant to Section 2.6 of both the Class A Warrants and Class B Warrants the Board of Directors of CHMS has agreed to adjust the number of Shares issuable upon exercise of the Class A Warrants and Class B Warrants so as to protect the public rights of the investors. Accordingly, the number of Warrant Shares issuable upon exercise of the Class A Warrants and the Class B Warrants shall be adjusted by dividing the purchase price per Unit of $25,000 by $.30 per share. By way of example, a $25,000 Unit which previously contained 71,429 shares of Common Stock issuable upon conversion of the Debenture, 71,429 shares of Common Stock issuable upon exercise of a Class A Warrant and 71,429 shares of Common Stock issuable upon exercise of a Class B Warrant shall now consist of 83,333 shares of Common Stock issuable upon conversion or exercise of each of the Debentures, Class A Warrants and Class B Warrants or an aggregate of 250,000 Shares of Common Stock.

4. Covenants, Representations and Warranties of Borrower. Borrower represents and warrants to Lender that:

(a) Borrower has full right, power and authority to execute, deliver and perform its obligations under this Agreement without the necessity of obtaining any consents or approvals of, or the taking of any other action with respect to, any third parties (or if such consents, approvals or other actions are required, the same have been accomplished prior to the date hereof);

(b) This Agreement constitutes the valid, binding and enforceable agreement of Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s or secured party’s rights generally and except as enforceability may be subject to general principles of equity, whether applied in a proceeding at law or in equity;

(c) The transactions, or any part thereof, contemplated by this Agreement are not restrained or prohibited by any injunction, stay, order or judgment rendered by any court or other governmental agency, and, to the best of Borrower’s knowledge no proceeding has been instituted or is pending in which any creditor of Borrower, or any other person or entity, seeks to restrain such transactions, or any part thereof, and no threat has been made by any person or entity to seek any such restraint, attachment, sequester or other remedy; and

(d) To the best of Borrower’s knowledge, there is no action, suit or proceeding before any court, governmental authority or arbitrator pending or threatened in writing against or affecting the Borrower that would, if adversely determined, have a material adverse effect on the transactions described in this Agreement.

Borrower hereby agrees that the truthfulness of each of the foregoing representations and warranties is a condition precedent to the performance by Lender of its obligations hereunder.

5. Breach or Default.

(a) Borrower will be, and is, in default of this Agreement if for any reason:

(i) Borrower breaches or fails to comply with this Agreement or if any representation made by Borrower in this Agreement is inaccurate;

(ii) Borrower files bankruptcy or seeks approval of a plan of reorganization prior to Maturity to which Lender has not consented in writing;

(iii) Borrower fails to make the cash payments called for under Section 2 hereof;

(iv) Borrower undertakes any action inconsistent with this Agreement;

(v) Borrower breaches any other covenant contained in the Loan Documents other than the failure to make monthly payments as set forth herein;

(vi) Borrower pays (or agrees to pay by adding to principal or otherwise) any other holder of a Senior Convertible Debenture (issued in the same offering by which Lender was issued the Debenture) consideration for the defaults referred to in the Notice any amount is excess of the amount paid to Lender hereunder.

(vii) On or before the 45th day after the effectiveness of the registration of the Lender’s securities issued pursuant to the Loan Documents (or upon conversion or exercise thereof), Borrower registers any additional shares under S-8 by filing a new registration statement or modifying an existing one.

(b) If any of the defaults identified in Section 6(a)(i) through (a)(vii) of this Agreement occur, Lender, at its sole option, may exercise its rights and remedies under this Agreement, the Loan Documents and applicable law, without providing any notice and opportunity to cure to Borrower. Lender may, at its sole discretion, but is not required to, give notice of any such default.

6. Default Remedies. In the event of a default by Borrower under this Agreement, Borrower agrees as follows:

(a) the Release (as defined in Section 9) and all acknowledgements, agreements, waivers and representations of Borrower nonetheless remain in full force and effect; and

(b) Lender shall be entitled to terminate this Agreement without notice to Borrower and proceed with any and all remedies available to Lender under the Loan Documents and this Agreement.

7. Usury Savings Clause. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Borrower and Lender hereby agree that all agreements between them under this Agreement and with respect to the Debenture and the Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money loaned to Borrower, or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum rate of interest under applicable law (the “Maximum Rate”). If from any circumstance whatsoever, fulfillment of any provisions of this Agreement at the time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law, then, automatically, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Lender should ever receive anything of value deemed interest by applicable law which would exceed the Maximum Rate, such excessive interest shall be applied to the reduction of the principal amount owing with respect to the Debenture or Loan Documents or on account of the other indebtedness secured by the Loan Documents and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Debenture and such other indebtedness, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debenture and other indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness is uniform throughout the actual term (as extended by amendments, forbearance agreements and/or otherwise) of the Debenture or does not exceed the Maximum Rate throughout the entire term of the Debenture. The terms and provisions of this paragraph 8 shall control every other provision of this Agreement and all other agreements between Borrower and Lender.

8. Releases. As used in this Release, the following terms shall have the meanings set forth below:

“Claims” shall mean any and all claims, counterclaims, demands, actions, causes of actions, suits, debts, costs, dues, sums of money, accounts, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, expenses and liabilities whatsoever, known or unknown, at law or in equity, irrespective of whether such claims arise out of contract, tort, violation of laws or regulations or otherwise, which Borrower or Lender (hereafter the “Releasor”) ever had, now has or hereafter can, shall or may have against the Released Parties or any of them for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to and including the date of this Release relating solely to the S-8 Default and not to any other act or omission on the part of a Released Party. Without limiting the generality of the foregoing, the term “Claims” shall include, without limitation, any loss, liability, expense and/or detriment, of any kind or character, in any way arising out of, connected with, or resulting from the acts or omissions of the Released Parties or any of them, including, without limitation, the contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate, any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, cause of action or defenses based on the negligence of Lender or Lender’s predecessors in interest of any “lender liability” theories, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violations of the Racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, fraud, mistake, deceptive trade practices, libel, slander, conspiracy, or any claim for wrongfully taking any action in connection with the Loan.

“Released Parties” shall mean Lender and Borrower, as the case may be, any subsidiary or affiliate of Lender, and Borrower, and any successors, or assigns of any of the foregoing, and the respective agents, trustees, beneficiaries, officers, directors, shareholders, attorneys, employees, independent contractors, partners, members, manager and representatives of any of the foregoing.

(a) Lender, on the one hand, and Borrower on the other hand (each a “Releasor”) hereby irrevocably and unconditionally REMISES, RELEASES, ACQUITS, SATISFIES, WAIVES, and FOREVER DISCHARGES the Released Parties and their respective heirs, personal representatives, successors and assigns from all Claims.

(b) This Release is accepted by the Released Parties as a condition to executing this Agreement and Releasor expressly agrees that this Release survives the termination of this Agreement.

(c) Releasor hereby represents and warrants to the Released Parties that it has not assigned, pledged, or contracted to assign or pledge or otherwise disposed of any of the Claims.

(d) This Release shall be binding upon Releasor and its legal representatives, successors and assigns and shall inure to the benefit of the Released Parties and their successors and assigns.

(e) This Release includes a release of, and shall inure to the benefit of, all the Released Parties and their respective heirs, legal representatives, successors, assigns, directors, trustees, officers, agents, servants, employees and attorneys, past, present and future.

(f) TO THE EXTENT PERMITTED BY APPLICABLE LAW, RELEASOR DOES HEREBY INTENTIONALLY, KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ITS RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS RELEASE (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS RELEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS RELEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THE FOREGOING WAIVER BY BORROWER IS A MATERIAL INDUCEMENT FOR THE RELEASED PARTIES TO ACCEPT THIS RELEASE AND ENTER INTO THIS AGREEMENT.

(g) Releasor hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Release, that it has read the provisions of this Release, and that it is fully aware of its contents and legal effect.

(h) Releasor hereby acknowledges that it has not relied upon any representation of any kind made by the Released Parties in making the foregoing release.

9. Notices. Any notice, demand, request, statement or consent made hereunder shall be delivered hereunder shall be made in accordance with and governed by the notice provision contained in the Debenture.

10. Modifications, Waivers, Etc. Lender and Borrower, each reserves the right to waive any of the conditions precedent to its obligations hereunder. No such waiver, and no modification, amendment, discharge, or change of the Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought. This Agreement and the exhibits hereto contains the entire agreement between the parties relating to the transaction contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged herein. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of New York. This Agreement shall inure to the benefit of and shall be binding upon all successors and assigns of the parties hereto.

11. Further Assurances. All parties to this Agreement agree to execute any additional documents as necessary to fulfill the intent of this Agreement.

12. Waiver of Statute of Limitations. Borrower hereby waives any applicable statute of limitations under the Loan Documents and agrees to the tolling of any applicable statute of limitations which may be running under the Loan Documents during the term of this Agreement.

13. Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same.

14. Miscellaneous.

(a) Entire Agreement.  This Agreement reflects the entire understanding of the parties with respect to the subject matter herein, contained and supersedes any prior agreements, whether written or oral, in regard thereto.

(b) Full Force and Effect.  Except as expressly modified herein, all terms of the Loan Documents shall be and shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender.

(c) No Waiver.  This Agreement is not intended to operate as, and shall not be construed as, a waiver of any event of default, whether known to Lender or unknown, as to which all rights of Lender shall remain reserved.

(d) Governing Law.  This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York and all applicable laws of the United States of America. The venue provision of the Debenture shall govern the venue of any action brought to enforce this Agreement.

(e) Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same agreement among the parties.

(f) Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g) Captions.  The captions to the Sections and paragraphs of the Agreement are for the convenience of the parties only, and are not a part of this Agreement.

(h) Time of the Essence. Time is of the essence under this Agreement.

(i) Free and Voluntary Act.  Borrower acknowledges and agrees that it is freely and voluntarily entering into this Agreement and each of the other documents executed in connection herewith to which it is a party after full consultation with legal, financial and other advisors of its choosing.

(j) Attorneys’ Fees.  If any party shall default in the performance of any of the terms and conditions of this Agreement, the non-defaulting party shall be entitled to recover all costs, changes, and expenses of enforcing this Agreement including reasonable attorneys’ fees, paralegals’ fees, and costs, which reasonable fees shall include any such fees incurred in any trial or appellate proceedings.

(k) Survival of Representations. Warranties and Covenants. All representations, warranties, covenants and other agreements contained herein and in all documents delivered hereunder shall survive any termination of this Agreement or the expiration of the Forbearance Period and continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LENDER:	Southridge Partners, LP, a Delaware limited partnership By: Name: Title:

BORROWER:	China Mobility Solutions, Inc., a Florida corporation By: Name: Xiao-qing Du Title: Chief Executive Officer